Exhibit 23.1

KPMG LLP

Suite 300

1212 N. 96th Street

Omaha, NE 68114-2274

Suite 1600

233 South 13th Street

Lincoln, NE 68508-2041

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Green Plains Holdings LLC,

the general partner of Green Plains Partners LP and

Unitholders of Green Plains Partners LP:

We consent to the use of our report dated May 12, 2016, with respect to the consolidated balance sheets of Green Plains Partners LP and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2015, which appears in the Current Report on Form 8-K of Green Plains Partners LP and subsidiaries dated May 12, 2016, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated May 12, 2016 contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the partnership recognized the assets and liabilities transferred on July 1, 2015 and January 1, 2016, at the parent’s historical cost basis. Such assets and liabilities and the associated expenses are reflected retroactively.

/s/ KPMG LLP

Omaha, Nebraska

August 25, 2016